Filed Pursuant to Rule 433

Registration Statement No. 333-202524

September 19, 2017

HSBC The HSBC Vantage5 Index These materials are deemed to be institutional communications within the meaning of FINRA Rule 2210 and as such may not be distributed to any retail investors.

HSBC Vantage5 Index – video script
Video Shot / Instructions	Script
Hello and welcome to the HSBC Vantage5 Index educational video. This video will act as a guide to better understand the Vantage5 Index objectives and methodology. This video is not intended to provide information on any specific investment and prior to any investment, investors should carefully review the full written terms and conditions set forth in the respective offering documents.

Introduction Index Methodology Index Statistics Risks and Information HSBC The HSBC Vantage5 Index is a multi-asset, momentum based strategy Allocation 60% 50% 40% 30% 20% 10% 0% Developed Developed Emerging Real Assets Inflation Cash Equities Bonds Markets * The allocations shown above do not represent the Index's actual current or historical allocations. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

The HSBC Vantage5 Index is a multi-asset, momentum based strategy that seeks to maximize returns for a given level of risk based on a portfolio of ETFs. On a monthly basis, the index selects from a basket of 13 ETFs across 5 asset classes including Equities, Bonds, Emerging Markets, Real Assets, and Inflation, as well as a Cash component. The Index is an excess return index, which reflects the Index return less the cost of funds. In addition, the Index includes a daily index maintenance fee of 85 basis points per annum.

Introduction Index Methodology Index Statistics Risks and Information HSBC The HSBC Vantage5 Index is a multi-asset, momentum based strategy that seeks to maximize returns for a given level of risk. HSBC Vantage5 Index Barclays US Aggregate Bond Index (Excess Return) S&P 500® Index (Excess Return) Index Performance 220 200 180 160 140 120 100 80 60 Aug '11 Aug '12 Aug '13 Aug '14 Aug '15 Aug '16 Jun'17 Source: Bloomberg and HSBC as of Jun 2017 Note: All levels before March 15, 2017 are simulated and must be considered illustrative only. The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical levels from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative, nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

In this chart, we compare the S&P 500 Index Excess Return and the Barclays US Aggregate Bond Index Excess Return to that of the HSBC Vantage5 Index. It is important to note that in this chart, the HSBC Vantage5 Index employs the use of simulated historical data and that past hypothetical performance results are neither indicative, nor a guarantee, of future returns.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Asset Class Asset ETF Developed Equities U.S. Mid and Small Cap Equities U.S. Low Volatility Equities ETF U.S. Tech and Consumer Equities iShares® Russell 2000 ETF PowerShares S&P 500 Low Volatility Portfolio PowerShares QQQ Trust Series 1 (NASDAQ 100) S&P 500 Equities SPDR S&P 500® ETF Trust Developed Market Equities (excluding U.S.) iShares® MSCI EAFE ETF Treasuries iShares® 20+Year Treasury Bond ETF Developed Bonds Investment Grade Bonds iShares® iBoxx Investment Grade Corporate Bond ETF High Yield Bonds iShares® iBoxx High Yield Corporate Bond ETF Emerging Markets Emerging Market Equities Emerging Market Bonds iShares® MSCI Emerging Markets ETF iShares® JP Morgan Emerging Markets Bond ETF Real Assets Real Estate Gold iShares® US Real Estate ETF SPDR® Gold Trust Inflation Inflation Protected U.S. Bonds iShares® TIPS ETF Cash Cash Cash – Reinvested 3M Libor FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

The Index is based on a multi-asset strategy of five asset classes and cash, and within those Asset classes are 13 ETFs.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Asset Class Asset ETF U.S. Mid and Small Cap Equities iShares® Russell 2000 ETF U .S. Low Volatility Equities ETF PowerShares S&P 500 Low Volatility Portfolio Developed Equities U.S. Tech and Consumer Equities PowerShares QQQ Trust Series 1 (NASDAQ 100) S&P 500 Equities SPDR S&P 500® ETF Trust Developed Market Equities (excluding U.S.) iShares® MSCI EAFE ETF Treasuries iShares® 20+ Year Treasury Bond ETF Developed ate Bond ETF To ensure a mixed exposure to a variety of asset classes, d ETF each asset class has a maximum exposure. Emerging Markets Emerging Market Bonds iShares® JP Morgan Emerging Markets Bond ETF Real Assets Real Estate Gold iShares® US Real Estate ETF SPDR® Gold Trust Inflation Inflation Protected U.S. Bonds iShares® TIPS ETF Cash Cash Cash – Reinvested 3M Libor FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

To ensure a mixed exposure to a variety of asset classes, each asset class has a maximum exposure.

Introduction Index Methodology Index Statistics Risks and Information HSBC
Asset Class Components Component Weighting Allocation Methodology Asset Class Max Exposure ETF iShares® Russell 2000 ETF PowerShares S&P 500 Low Volatility Portfolio Developed Equities 60% PowerShares QQQ Trust Series 1 (NASDAQ 100) SPDR S&P 500® ETF Trust iShares® MSCI EAFE ETF iShares® 20+ Year Treasury Bond ETF Developed ate Bond ETF Additionally, each individual ETF component is capped to prevent overweighting. d ETF Emerging Markets iShares® JP Morgan Emerging Markets Bond ETF Real Assets 30% iShares® US Real Estate ETF SPDR® Gold Trust Inflation 10% iShares® TIPS ETF Cash 50% Cash – Reinvested 3M Libor FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Additionally, each individual ETF component is capped to prevent overweighting.

Introduction Index Methodology Index Statistics Risks and Information HSBC
Asset Class Components Component Weighting Allocation Methodology Asset Class Max Exposure ETF Max % ETF 20% iShares® Russell 2000 ETF 20% PowerShares S&P 500 Low Volatility Portfolio Developed Equities 60% 20% PowerShares QQQ Trust Series 1 (NASDAQ 100) 40% SPDR S&P 500® ETF Trust 20% iShares® MSCI EAFE ETF 40% iShares® 20+ Year Treasury Bond ETF Developed ate Bond ETF So how does the strategy work? d ETF Emerging Markets 10% iShares® JP Morgan Emerging Markets Bond ETF Real Assets 30% 20% 20% iShares® US Real Estate ETF SPDR® Gold Trust Inflation 10% 10% iShares® TIPS ETF Cash 50% 50% Cash – Reinvested 3M Libor FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

So, how does the Vantage5 Index strategy work?

Introduction Index Methodology Index Statistics Risks and Information Asset Class Components Component Weighting Allocation Methodology • Strategy reviews all portfolio combinations • Portfolio volatility calculated (annualized volatility of previous 126 five-day returns, observed daily) FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

On a monthly basis, the strategy reviews all combinations of the possible portfolios that comply with the asset class requirements.

The volatility of each portfolio is then calculated by observing the annualized volatility of the previous 126 five-day returns, observed daily.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Volatility Annualized volatility of the previous 126 5-day returns observed daily 25% 20% 15% 10% 5% The strategy removes all portfolios with volatility levels above 5%. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

The strategy removes all portfolios with a volatility level in excess of 5%.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Volatility 25% 20% 15% 10% 5% 0% In rare cases when all portfolios have volatility above 5%, the target is then raised by increments of 0.25% at a time and the process starts over. Annualized volatility of the previous 126 5-day returns observed daily If none of the possible portfolios meet the volatility constraints, the volatility target is then increased by 0.25% until the two portfolios meet the increased target volatility level. Under these conditions, it is possible that the portfolios can be 100% in cash. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

In rare cases when all portfolios have volatility above 5%, the target is then raised by increments of 0.25% at a time and the process starts over. This process ensures that only low volatility portfolios are used by the strategy.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Volatility Annualized volatility of the previous 126 5-day returns observed daily 25% 20% 15% 10% 5% Performance of each portfolio is calculated twice: • Over previous 3 months • Over previous 6 months FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Once the total universe of portfolios has been narrowed down, the performance of each remaining portfolio is then calculated twice. The first calculation measures the performance over the previous three months, and the second calculation measures the performance over the previous six months.

Introduction Index Methodology Index Statistics Risks and Information HSBC Asset Class Components Component Weighting Allocation Methodology Performance 10% 8% 6% 4% 2% 0% Historical Performance over 3 months Historical Performance over 6 months 10% 8% 6% 4% 2% Strategy selects two portfolios: • Best 3 month historical performance • Best 6 month historical performance FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

It is from the remaining group of portfolios that the strategy selects two portfolios; the one with the best 3 month historical performance and the one with the best six month historical performance.

Introduction Index Methodology Index Statistics Risks and Information Asset Class Components Component Weighting Allocation Methodology Performance 10% 8% 6% 4% 2% 0% Historical Performance over 3 months Historical Performance over 6 months The components of the two portfolios are then averaged to create the Monthly Reference Portfolio for the upcoming month. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

The weights of the two remaining portfolios are then averaged to create the Monthly Reference Portfolio for that upcoming month. Averaging the two portfolios of differing time horizons allows the investor to potentially benefit from both shorter and longer momentum trends.

Introduction Index Methodology Index Statistics Risks and Information HSBC The concept of a multi-asset volatility target strategy has been around for a number of years. • JP Morgan: Efficiente 5 (2007) • Goldman Sachs Momentum Builder® (2013) FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

The concept of a multi-asset volatility target strategy has been around for a number of years. JP Morgan introduced the ‘Efficiente 5’ in 2007 and Goldman Sachs introduced the ‘Momentum Builder’ in 2013.

Introduction Index Methodology Index Statistics Risks and Information HSBC Performance 125% 120% 115% 110% 105% 100% 95% 90% Jan. 2013 Jan. 2014 Jan. 2015 Jan. 2016 Jan. 2017 Source: Bloomberg and HSBC as of June 30, 2017 GS Momentum Builder® 5 Index JPMorgan ETF Efficiente 5 Index HSBC Vantage5 Index Return (Annualized) 3.49% 2.07% 5.02% Volatility (Annualized) 5.33% 5.51% 5.90% Data from Jan 2013 - June 2017 The graph and table above sets forth both actual and hypothetical back-tested performance of the HSBC Vantage5 Index from January 1, 2013 through June 30, 2017. The Index has only been calculated by S&P Dow Jones LLC since March 15, 2017. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on March 15, 2017. However, the hypothetical back tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to March 15, 2017. Past hypothetical performance results are neither indicative, nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Through the use of simulated back-testing, let’s compare the HBSC Vantage5 Index with other indexes with regards to annualized return and annualized volatility. Please note these performance returns as follows.

Introduction Index Methodology Index Statistics Risks and Information HSBC Reasons for Potential Outperformance: • Better performing Equity ETFs • Higher Caps on Equity Allocations • No Intra-Month Volatility Cap GS Momentum Builder® 5 Index JPMorgan ETF Efficiente 5 Index HSBC Vantage5 Index Return (Annualized) 3.49% 2.07% 5.02% Volatility (Annualized) 5.33% 5.51% 5.90% Data from Jan 2013 - June 2017 The graph and table above sets forth both actual and hypothetical back-tested performance of the HSBC Vantage5 Index from January 1, 2013 through June 30, 2017. The Index has only been calculated by S&P Dow Jones LLC since March 15, 2017. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on March 15, 2017. However, the hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to March 15, 2017. Past hypothetical performance results are neither Indicative, nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Some reasons for potential outperformance may be…

Vantage5’s use of better performing equity ETFs like the PowerShares QQQ or the S&P Low Volatility ETF to potentially enhance equity returns.

A higher cap on equities relative to the other indexes may increase the potential for equity outperformance

And the absence of an intra-month volatility cap may provide more exposure to the ETF portfolio to capture market potential.

Introduction Index Methodology Index Statistics Risks and Information HSBC To learn more about specific investments linked to the HSBC Vantage5 index, you may contact the HSBC Structured Products Sales Desk at 212.525.8010. GS Momentum Builder® 5 Index JPMorgan ETF Efficiente 5 Index HSBC Vantage5 Index Return (Annualized) 3.49% 2.07% 5.02% Volatility (Annualized) 5.33% 5.51% 5.90% Data from Jan 2013 - June 2017 The graph and table above sets forth both actual and hypothetical back-tested performance of the HSBC Vantage5 Index from January 1, 2013 through June 30, 2017. The Index has only been calculated by S&P Dow Jones LLC since March 15, 2017. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on March 15, 2017. However, the hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to March 15, 2017. Past hypothetical performance results are neither indicative, nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

To learn more about specific investments linked to the HSBC Vantage5 Index, you may contact the HSBC Structured Products Sales Desk at 212.525.8010.

Thank you very much for your interest in the HSBC Vantage5 Index.

Introduction Index Methodology Index Statistics Risks and Information HSBC Important Information The information contained in this document is for financial advisor use only and not for distribution to retail clients. Any information relating to historical performance of the HSBC Vantage5 Index prior to March 15, 2017 contained in these materials is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Past performance is not an indication of future results nor a guarantee of future returns. The Index methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern. Use of Simulated Returns Any historical performance information of the Vantage5 Index prior to March 15, 2017 included in this guide represents only hypothetical historical results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results included in this guide. No representation is being made that the indices will achieve a performance record similar to that shown. Past performance is not an indication of future results nor a guarantee of future returns. In fact, there may often be sharp difference between hypothetical historical performance and actual performance. For time periods prior to the actual launch of two of the index constituents, simulated returns for those index constituents are used that are based on the performance of the related underlying index less the related ETF performance fee. The performance of these proxies is used with the index methodology in order to generate the simulated returns for the index during those periods. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Introduction Index Methodology Index Statistics Risks and Information HSBC The use of alternative modeling techniques or assumptions could produce different simulated returns for these two index constituents, which might prove to be more appropriate or might differ significantly from the simulated returns used in this guide. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth below. The results obtained from “back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the "back-testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in these materials. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information. You should review and consider the hypothetical historical information only with the full Index methodology. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

Introduction Index Methodology Index Statistics Risks and Information HSBC Use of Information Information relating to the Index and to historical performance of the Index is provided for institutional use only, including use by institutional accounts as such term is defined for FINRA purposes, which may include registered investment advisers. In connection with accessing and receiving such information, any registered investment adviser is deemed to represent that it is not relying on HSBC or any of its affiliates to make any suitability determinations for its customers, it will conduct its own investigation of the material presented here or make any other inquiry deemed necessary in connection with acquiring any securities referencing the Index for accounts as to which the adviser exercises discretion, and it will not share these materials,which are for institutional use only, with its customers, nor repurpose, recreate or otherwise make use of the historical performance data included here. FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.